UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                 SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                  Napster, Inc.
             ------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             ------------------------------------------------------
                         (Title of Class of Securities)


                                    630797108
             ------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 16 Pages

CUSIP No. 630797108                    13G                 Page 2 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 3 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 4 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 5 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC               20-1901985
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 6 of 16 Pages

-----------------------------------------------------------------------------
        (1) NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Master L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock

-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock

-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 7 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            State of Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 8 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 9 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO - Limited Liability Company
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 10 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 11 of 16 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    299,977 shares of common stock
OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    299,977 shares of common stock
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            299,977 shares of common stock
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                           [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            0.68%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 630797108                    13G                 Page 12 of 16 Pages


This Amendment No. 1 (this "Amendment") amends the statement on Schedule 13G filed on January 27, 2005 (as amended, the "Schedule 13G") with respect to shares of common stock (the "Common Stock") of Napster, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined in this Amendment have the meanings set forth in the Schedule 13G. This Amendment amends and restates items 2(a), 2(b), 2(c), 4 and 5 in their entirety as set forth below.

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        Smithfield Fiduciary LLC
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge International LLC
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital Corporation
        The Cayman Corporate Centre, 4th Floor
        27 Hospital Road
        Grand Cayman, Cayman Islands, British West Indies
        Citizenship:  Cayman Islands, British West Indies

        Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York  10019
        Citizenship:  State of Delaware

        Highbridge Master L.P.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        Highbridge Capital L.P.
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:    State of Delaware

        Highbridge GP, Ltd.
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

CUSIP No. 630797108                    13G                 Page 13 of 16 Pages


        Highbridge GP, LLC
        c/o Harmonic Fund Services
        Cayman Financial Centre
        Tower C
        36 Dr. Roy's Drive
        George Town, Grand Cayman
        Cayman Islands, British West Indies
        Citizenship:    Cayman Islands, British West Indies

        Glenn Dubin
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

        Henry Swieca
        c/o Highbridge Capital Management, LLC
        9 West 57th Street, 27th Floor
        New York, New York 10019
        Citizenship:  United States

Item 4. Ownership

(a) Amount beneficially owned

       As of the date of this Statement, each Reporting Person may be deemed the beneficial owner of 299,977 shares of Common Stock held by Smithfield Fiduciary LLC.

       Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC. Highbridge International LLC is a subsidiary of Highbridge Master L.P. Highbridge Capital Corporation and Highbridge Capital L.P. are limited partners of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P. and Highbridge Master L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person. In addition, each of Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd., Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of shares of Common Stock owned by Highbridge International LLC.

(b) Percent of class

       The Company's quarterly report that was filed on Form 10-Q that was filed on November 2, 2005, indicates there were 43,887,284 shares of Common Stock outstanding as of October 28, 2005. Therefore, based on the Company's outstanding shares of Common Stock issued by the Company, the Reporting Persons may be deemed to beneficially own approximately 0.68% of the outstanding shares of Common Stock of the Company. The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

(c) Number of shares as to which such person has:

       (i)    Sole power to vote or to direct the vote:

CUSIP No. 630797108                    13G                 Page 14 of 16 Pages


              -0-

       (ii)   Shared power to vote or to direct the vote

              299,977  shares of Common Stock

       (iii)  Sole power to dispose or to direct the disposition of

              -0-

       (iv)   Shared power to dispose or to direct the disposition of

              299,977 shares of Common Stock

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [x]

CUSIP No. 630797108                    13G                 Page 15 of 16 Pages


                                    SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 13, 2006


SMITHFIELD FIDUCIARY LLC                  HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                 By: /s/ Howard Feitelberg
    -----------------------------             -----------------------------
Name: Howard Feitelberg                   Name: Howard Feitelberg
Title: Director                           Title: Director

HIGHBRIDGE CAPITAL CORPORATION            HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Howard Feitelberg                 By: /s/ Carolyn Rubin
    -----------------------------             -----------------------------
Name: Howard Feitelberg                   Name: Carolyn Rubin
Title: Controller                         Title: Deputy General Counsel

HIGHBRIDGE GP, LTD.                       HIGHBRIDGE MASTER L.P.


By: /s/ Clive Harris                      By: Highbridge GP, Ltd.
    -----------------------------             its General Partner
Name: Clive Harris
Title: Director                           By: /s/ Clive Harris
                                              -----------------------------
                                           Name: Clive Harris
                                              Title: Director

HIGHBRIDGE GP, LLC                        HIGHBRIDGE CAPITAL L.P.

By: /s/ Clive Harris                      By: Highbridge GP, LLC
    -----------------------------             its General Partner
Name: Clive Harris
Title: Director                           By: /s/ Clive Harris
                                              -----------------------------
                                          Name: Clive Harris
                                          Title: Director


/s/ Henry Swieca                          /s/ Glenn Dubin
---------------------------------         ---------------------------------
HENRY SWIECA                               GLENN DUBIN

CUSIP No. 630797108                    13G                 Page 16 of 16 Pages


                                    EXHIBIT I
                             JOINT FILING AGREEMENT

         This will confirm the agreement by and among the undersigned that the
Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock of Napster, Inc., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 13, 2006


SMITHFIELD FIDUCIARY LLC                  HIGHBRIDGE INTERNATIONAL LLC


By: /s/ Howard Feitelberg                 By: /s/ Howard Feitelberg
    -----------------------------             -----------------------------
Name: Howard Feitelberg                   Name: Howard Feitelberg
Title: Director                           Title: Director

HIGHBRIDGE CAPITAL CORPORATION            HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By: /s/ Howard Feitelberg                 By: /s/ Carolyn Rubin
    -----------------------------             -----------------------------
Name: Howard Feitelberg                   Name: Carolyn Rubin
Title: Controller                         Title: Deputy General Counsel

HIGHBRIDGE GP, LTD.                       HIGHBRIDGE MASTER L.P.


By: /s/ Clive Harris                      By: Highbridge GP, Ltd.
    -----------------------------             its General Partner
Name: Clive Harris
Title: Director                           By: /s/ Clive Harris
                                              -----------------------------
                                           Name: Clive Harris
                                              Title: Director

HIGHBRIDGE GP, LLC                        HIGHBRIDGE CAPITAL L.P.

By: /s/ Clive Harris                      By: Highbridge GP, LLC
    -----------------------------             its General Partner
Name: Clive Harris
Title: Director                           By: /s/ Clive Harris
                                              -----------------------------
                                          Name: Clive Harris
                                          Title: Director


/s/ Henry Swieca                          /s/ Glenn Dubin
---------------------------------         ---------------------------------
HENRY SWIECA                               GLENN DUBIN